                                                                   Exhibit 10.72



                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 29th day of August, 1997, by and between JOHN WALKER ("Executive") and ARRIS PHARMACEUTICAL CORPORATION, a Delaware corporation (the "Company").

        WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such future services; and

        WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1.     EMPLOYMENT BY THE COMPANY

                1.1 The Company agrees to employ Executive in the position of President and Chief Executive Officer of the Company for the term commencing on the date of this Agreement and ending December 31, 2000. This Agreement shall automatically renew on January 1, 2001 and every January 1 thereafter unless notice (in accordance with Section 7.1 of this Agreement) is provided by either party prior to October 1, 2000 or any October 1 thereafter. During Executive's employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company.

                1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current titles, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board").

                1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

                1.4 The Company and Executive each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by both Executive and a majority of the Board.

        2.      Compensation

                2.1 SALARY. Executive shall receive, for services to be rendered under this Agreement, an annualized base salary ("Base Salary") equal to $380,000. Such Base Salary shall be retroactive to June 1, 1997, and shall be payable in installments consistent with the


                                       1.

Company's payroll policies. Executive's Base Salary shall be reviewed at least annually by the Board, and in the Board's sole discretion, may be increased at any time.

                In the event Executive's employment terminates for any reason other than death, disability, a voluntary termination not for Good Reason, or a termination for Cause, Executive shall continue to receive his Base Salary and an amount equal to his Target Bonus (as defined below) for the remainder of the term of this Agreement, paid in installments consistent with the Company's then current payroll policies. In the event that Executive's employment terminates during a fiscal year of the Company, the amount of the Target Bonus to which Executive shall be entitled under the terms of this paragraph for such partial fiscal year shall be reduced by any amount already paid by the Company pursuant to Section 2.3 with respect to such fiscal year. In addition, the Company shall reimburse Executive for all costs associated with the continuation of benefits pursuant to COBRA for the shorter of: (x) the term of this Agreement or (y) the maximum legal period for which COBRA would be available to Executive at the time of his termination.

                For purposes of this Agreement, "Good Reason" means that any of the following are undertaken without Executive's express written consent: (a) the assignment to Executive of any duties or responsibilities which result in any diminution or adverse change of Executive's position, status or circumstances of employment; (b) a reduction by the Company in Executive's Base Salary; (c) the taking of any action by the Company which would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (d) a relocation of Executive's principal office to a location more than forty (40) miles from the location at which Executive was performing his duties at the time this Agreement is executed, except for required travel by Executive on the Company's business; (e) any breach by the Company of any provision of this Agreement; or (f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. For purposes of this Agreement, "Cause" means: (a) an intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (b) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board; (c) Executive willfully and habitually neglects the duties of employment; (d) Executive violates Section 5 or Section 6 of this Agreement or (e) Executive is convicted of a felony crime involving moral turpitude; provided, however, that in the event that any of the foregoing events under clauses (a), (b), (c) or (d) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

                2.2 STOCK OPTIONS. Executive shall be granted a stock option under the Company's 1989 Stock Plan in accordance with the following terms and evidenced by the Company's standard form of Stock Option Agreement:

                        (a) The stock option shall be exercisable for 100,000 shares of the Company's common stock;


                                       2.

                        (b) The stock option shall have a term of ten (10) years, measured from the grant date and shall have an exercise price equal to the fair market value of the Company's common stock on the date of grant;

                        (c) The option shall vest and become fully exercisable on December 31, 2000; provided, however, that the vesting shall accelerate upon the twentieth (20th) consecutive trading day in which the Company's common stock closes at or above $20.00 per share, as reported on the Nasdaq National Market System (or other stock exchange or automated quotation system on which the trading volume of the Company's common stock is the greatest); and

                        (d) Notwithstanding any provision in a compensatory stock plan of the Company under which Executive has received or may in the future receive a stock option, in the event of a Change in Control, the option (and all other stock options which have been granted to Executive or may be granted to Executive in the future) shall immediately vest and become exercisable in its entirety. A "Change in Control" shall occur upon any of the following events: (i) a dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the Company's assets, (iii) a merger, consolidation, or reorganization of the Company with or into another corporation or other legal person, other than a merger, consolidation or reorganization in which more than fifty percent (50%) of the combined voting power of the then-outstanding securities of the surviving entity (or if more than one entity survives the transaction, the controlling entity) immediately after such a transaction are held in the aggregate by holders of voting securities of the Company immediately prior to such transaction, (iv) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company, or (v) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Company's shareholders of a director of the Company first elected during such period was approved by the vote of at least two-thirds of the Incumbent Directors, whereupon such director shall also be classified as an Incumbent Director.

                2.3 ANNUAL BONUS. Beginning with the Company's fiscal year ending December 31, 1997, Executive will be eligible for an annual bonus of up to fifty percent (50%) of Executive's then current annualized Base Salary upon achievement of goals specified by the Board (the "Target Bonus"), and up to an additional fifty percent (50%), for an aggregate of one hundred percent (100%) of Executive's then current annualized Base Salary, upon overachievement of goals specified by the Board. Such goals shall be set forth in writing by the Board prior to the close of the first quarter of each fiscal year of the Company.

                2.4     Debt Forgiveness.

                        (a) The Company and Executive agree that as of the date of this Agreement, the Executive currently is obligated to pay the Company principal and accrued but unpaid interest under two promissory notes as follows:
(i) a $200,000 note issued by Executive


                                       3.

to the Company in April 1993, the proceeds of which were used to purchase shares of the Company's Series D preferred stock (the "1993 Note") and (ii) a $750,000 note issued by the Executive to the Company in September 1996 (the "1996 Note"). The 1993 Note is full-recourse and secured by the purchased shares of Series D preferred, bears interest at the rate of 7.00% per annum and is payable in full in February 1999. The 1996 Note is full-recourse and secured by certain additional shares of Company stock owned by Executive, bears interest at the rate of 6.02% per annum and is payable in full in September 1998.

                        (b) Company and Executive hereby agree that effective September 2, 1997, Executive will issue two new notes in exchange for the cancellation of the existing 1993 Note and 1996 Note. Such new notes (the "1993X Note" and the "1996X Note," and, collectively, the "New Notes") will contain substantially the same terms and conditions of the 1993 Note and the 1996 Note, respectively, except that: (i) the term of the New Notes will be January 2, 2001, (ii) the interest rate of the New Notes shall equal 6.23% per annum, interest compounding annually and (iii) the principal and all accrued interest under the New Notes shall become immediately due and payable upon Executive's termination of service for any reason or upon Executive's breach of the restrictive covenant not to compete with the Company set forth in Section 5.

                        (c) Provided that Executive continues to render services to the Company through each of the respective dates listed in the "Effective Date" column below, a proportionate amount of the principal of the 1993X Note and 1996X Note, respectively, together with interest accrued upon such respective principal amounts, shall be forgiven as follows:


     EFFECTIVE DATE         DEBT FORGIVENESS         TAX GROSS-UP              TOTAL
     --------------         ----------------         ------------              -----

       10/12/1997              $  75,000               $ 30,000           $   105,000
       02/02/1998                155,000                 62,000               217,000
       02/01/1999                160,000                 64,000               224,000
       02/01/2000                160,000                 64,000               224,000
       01/02/2001                400,000                  -0-                 400,000
                                 -------               --------               -------

                               $ 950,000               $220,000           $ 1,170,000

Any amounts under the 1993X Note or 1996X Note not otherwise forgiven or previously paid by Executive shall be paid by Executive to the Company on January 2, 2001.

                        (d) The "Tax Gross-Up" payments provided for in the table above shall be paid by the Company in a lump-sum payment within three (3) days following each respective "Effective Date."

                2.5 MEDICAL AND DENTAL COVERAGE. The Company shall continue to provide Executive with coverage that is commensurate with coverage currently provided to Executive and which is provided to similarly situated executives of the Company.


                                       4.

                2.6 LIFE INSURANCE. The Company shall procure a voluntary supplemental life insurance policy or policies in the name of Executive (subject to Executive's insurability) which will provide aggregate death benefits of no less than $3,000,000.

                2.7 STANDARD COMPANY BENEFITS. Executive shall be entitled to all other rights and benefits for which he is eligible under the terms and conditions of such benefits which may be in effect from time to time and provided by the Company to its employees generally and to its management and executive employees in particular.

                2.8 EXPENSES. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services. Executive agrees to furnish the Company reasonably adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

                2.9 VACATION AND SICK LEAVE. Executive shall be entitled to vacation and to sick leave in accordance with policies as periodically established by the Company for similarly situated executives. In addition, Executive shall be entitled, without loss of pay, to be absent voluntarily from the performance of employment duties for such periods of time and for such valid and legitimate reasons as the Board in its discretion may determine.

        3.      CONFIDENTIAL INFORMATION OBLIGATIONS.

                3.1 AGREEMENT. Except as otherwise specifically modified by this Agreement, Executive agrees to execute and abide by the relevant terms concerning confidential information and inventions set forth in Executive's Employment, Confidential Information and Invention Assignment Agreement ("Confidentiality Agreement"), a copy is attached hereto as Exhibit A.

                3.2 REMEDIES. Executive's duties under the Confidentiality Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Confidentiality Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        4.      OUTSIDE ACTIVITIES.

                4.1 Except with the prior consent of the Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

                4.2 Except as permitted by Section 4.3, Executive agrees not to acquire, assume, or participate in (directly or indirectly) any position, investment or interest known by him to be adverse or antagonistic to the Company, its business, or its prospects, financial or otherwise.


                                       5.

                4.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not have any direct or indirect business connection or interest, in any capacity whatsoever, with any other person or entity known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company. Nothing in this paragraph shall bar Executive from owning securities of any competitor corporation as a passive investor, so long as his aggregate direct holdings in any one such corporation shall not constitute more than 1% of the voting stock of that corporation.

        5.      RESTRICTIVE COVENANT. While employed by the Company, and for two
(2) years immediately following the termination of Executive's employment, Executive shall not, without the prior written approval of the Company, directly or indirectly engage or prepare to engage in any activities in competition with the Company, or accept employment or establish a business relationship with a business engaged in or preparing to engage in competition with the Company, in any geographical location in which the Company as of the termination date either conducts or plans to conduct business. Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interests in its trade secrets, and valuable confidential business information. In the event Executive violates the provisions of this Section 5, then (i) Executive's stock option (as set forth in Section 2.2) shall, to the extent not previously exercised, immediately terminate and cease to remain outstanding and (ii) the payment schedule under the New Notes shall immediately accelerate and the New Notes shall become immediately due and payable in full.

        6. NONINTERFERENCE. While employed by the Company, and for one (1) year immediately following the termination of Executive's employment, Executive agrees not to interfere with the Company's business by:

                (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any competitor of the Company; or

                (b) directly or indirectly soliciting the business or services of any customer, client, vendor, or distributor of the Company which was a customer, client, vendor, or distributor of the Company at the time of termination or at any time in the year immediately preceding that date.

        Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interest in its substantial relationships with specific customers, and its valuable confidential business information.

        7.      GENERAL PROVISIONS.

                7.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including personal delivery by fax) or (ii) the third day after mailing by first-class mail to the Company at its primary office location and to Executive at his address as then listed on the Company payroll.

                7.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any


                                       6.

provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

                7.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                7.4 COMPLETE AGREEMENT. This Agreement and its Exhibits constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both the Executive and at least one member the Compensation Committee of the Board.

                7.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

                7.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                7.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

                7.8 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict-of-laws rules.

                7.9 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is to the parties' respective attorneys, accountants and other advisors.

                7.10 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, including but not limited to any term sheet prepared with respect to Executive's compensation and benefits, the text of the Agreement shall control.

                7.11 ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, each party in any such action shall be responsible for his or its costs and attorneys fees incurred in connection with such action.


                                       7.

                7.12 TAX WITHHOLDING. All payments made pursuant to this Agreement shall be subject to all applicable federal, state and local income and employment tax withholding.

                7.13 ARBITRATION. To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and common law discrimination claims), with the sole exception of those disputes which may arise from Executive's Confidentiality Agreement, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement, or any other disputes or claims arising from or related to Executive's employment or the termination of his employment, shall be resolved by final and binding confidential arbitration under the procedures set forth in Exhibit B to this Agreement and the then existing Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit B).

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       ARRIS PHARMACEUTICAL CORPORATION



                                       By: /s/ FRED RUEGSEGGER
                                           -------------------------------------




Accepted and agreed this 8th day of September , 1997.
                         ---        ---------


/s/ JOHN WALKER
---------------------------------------
John Walker, Executive


                                       8.

                                    EXHIBIT A

                      EMPLOYMENT, CONFIDENTIAL INFORMATION
                       AND INVENTION ASSIGNMENT AGREEMENT


                                      A-1.

                                    EXHIBIT B

                              ARBITRATION PROCEDURE

        1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

        2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

        3. The arbitration shall be conducted in San Francisco, California by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. ("JAMS"). At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

        4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and Vice-President of JAMS shall designate the arbitrator.

        The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

        5. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen (15) days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two (2) depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five (5) hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

        6. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.


                                      B-1.

        7. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

        8. Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Each party shall pay its own attorneys fees, witness fees and other expenses incurred for its own benefit.

The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.


                                      B-2.